UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-8A
NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940
     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	IQShares Trust
Address of Principal Business Office:
800 Westchester Avenue, Ste N611
Rye Brook, New York 10573
Telephone Number: (914) 697-4946
Name and Address of Agent for Service of Process:
Adam S. Patti
IndexIQ Advisors LLC
800 Westchester Avenue, Ste N611
Rye Brook, New York 10573
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES ☑
NO  ☐
Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on in its behalf in the City of Rye Brook and in the State of New York on the 8th day of August, 2008.

[SEAL]	Signature: IQShares Trust
	By:	/s/ Adam S. Patti
Adam S. Patti
President and Principal Executive

Attest:	/s/ Gregory D. Bassuk
Gregory D. Bassuk
Trustee and Secretary